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                                                                    EXHIBIT 12.3

ROGERS WIRELESS INC.
COMPUTATION OF FINANCIAL RATIOS (1)
(in thousands of Canadian dollars)

CANADIAN GAAP

                                                                             Year Ended December 31,
                                                                1999           2000         2001         2002         2003
                                                                ----           ----         ----         ----         ----
Operating profit (2)                            (A)           $ 412,483     $ 400,550    $ 401,261    $ 516,681    $ 716,289

Interest expense                                (B)             161,804       128,040      184,330      195,150      193,607

Senior debt                                     (C)           1,103,482     1,121,213    1,963,274    2,077,200    1,978,160

Total debt                                      (D)           1,553,536     1,869,981    2,355,683    2,410,075    2,209,603

Total debt to operating profit                  (D) / (A)          3.77          4.67         5.87         4.66         3.08

Senior debt to operating profit                 (C) / (A)          2.68          2.80         4.89         4.02         2.76

Operating profit to total interest expense      (A) / (B)          2.55          3.13         2.18         2.65         3.70

Footnote references:

(1) We believe that operating profit as previously defined, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors and other interested parties in the wireless communications industry. Accordingly, this information has been disclosed herein to permit a more complete comparative operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian GAAP or U.S. GAAP.

(2) We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange gain (loss) and investment and other income and the 2002 net recovery related to the change in estimates of sales tax and CRTC contribution liabilities. Operating profit is a standard measure used in the communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization). We believe this is an important measure as it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment ("PP&E") and allow us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under GAAP.

(3) Total debt includes long-term debt and all inter-company subordinated debt but does not include inter-company deeply subordinated debt. The following table sets forth, for the periods indicated, our outstanding iner-company subordinated debt owing to RCI and RWCI:

                                                                               Year Ended December 31,
                                                                               -----------------------
                                                      1999             2000             2001            2002        2003
                                                      ----             ----             ----            ----        ----
                                                                            (in thousands of dollars)
Inter-company subordinated debt owing to RCI         $     --        $284,450        $     --        $     --        $--
Inter-company subordinated debt owing to RWCI         139,744         141,775          50,000          50,000         --
                                                     --------        --------        --------        --------        ---
Total inter-company subordinated debt                $139,744        $426,225        $ 50,000        $ 50,000        $--
                                                     ========        ========        ========        ========        ===

In July 2003, we issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of the set-off of the $50.0 million inter-company subordinated debt owing to RWCI, the set-off of an aggregate $32.9 million of inter-company amounts payable to RWCI and $8.3 million paid in cash.

Our inter-company deeply subordinated debt, all of which was owed to RWCI, is excluded from total debt because under the terms of our outstanding indebtedness all payments on inter-company deeply subordinated debt are restricted payments, treated in the same manner as dividends on our common shares.

Reconciliation of Long-Term Debt to Total and Senior Debt

                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                       1999           2000            2001            2002           2003
                                                       ----           ----            ----            ----           ----
                                                                           (in thousands of dollars)
Long-term debt as per consolidated
   financial statements                           $ 1,413,792    $ 1,443,756    $ 2,305,683       $ 2,360,075     $ 2,209,603
Inter-company subordinated debt as shown above        139,744        426,225         50,000            50,000              --
                                                  -----------    -----------    -----------       -----------     -----------
Total debt                                          1,553,536      1,869,981      2,355,683         2,410,075       2,209,603
Inter-company subordinated debt                      (139,744)      (426,225)       (50,000)          (50,000)             --
Senior subordinated notes                            (310,310)      (322,543)      (342,409)         (282,875)       (231,443)
                                                  -----------    -----------    -----------       -----------     -----------
Senior debt                                       $ 1,103,482    $ 1,121,213    $ 1,963,274       $ 2,077,200     $ 1,978,160
                                                  ===========    ===========    ===========       ===========     ===========